Exhibit 2.1
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                          AGREEMENT AND PLAN OF MERGER

                                      among

                         LEUCADIA NATIONAL CORPORATION,

                           WRANGLER ACQUISITION CORP.

                                       and

                        WILTEL COMMUNICATIONS GROUP, INC.


                           Dated as of August 21, 2003


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                                TABLE OF CONTENTS

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
ARTICLE I -               THE OFFER.......................................................................................3

           1.1       The Offer............................................................................................3

           1.2       Company Actions......................................................................................5

           1.3       Stockholder Meeting..................................................................................6

ARTICLE II -              THE MERGER......................................................................................7

           2.1       The Merger...........................................................................................7

           2.2       Closing..............................................................................................7

           2.3       Effective Time.......................................................................................7

           2.4       Effects of the Merger................................................................................8

           2.5       Articles of Incorporation and By-laws of the Surviving Corporation...................................8

           2.6       Directors and Officers of the Surviving Corporation..................................................8

           2.7       Conversion of Securities.............................................................................8

           2.8       Exchange of Certificates.............................................................................9

           2.9       Appraisal Rights....................................................................................12

           2.10      Exchange Ratio......................................................................................12

           2.11      CSRs................................................................................................12

ARTICLE III -             REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................................16

           3.1       Organization........................................................................................16

           3.2       Capitalization......................................................................................17

           3.3       Authority...........................................................................................17

           3.4       Consents and Approvals; No Violations...............................................................18

           3.5       SEC Documents; Undisclosed Liabilities..............................................................19

           3.6       Absence of Certain Changes or Events................................................................19

           3.7       Schedule 14D-9; Offer Documents; and Proxy Statement................................................19

           3.8       Tax Matters.........................................................................................20

           3.9       Opinion of Financial Advisor........................................................................20

           3.10      Finders or Brokers..................................................................................20

ARTICLE IV -              REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB........................................20

           4.1       Organization........................................................................................21

           4.2       Authority...........................................................................................21


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                               TABLE OF CONTENTS
                                  (CONTINUED)

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          4.3       Consents and Approvals; No Violations................................................................21

           4.4       Offer Documents; Schedule 14D-9; Proxy Statement....................................................22

           4.5       Capitalization......................................................................................22

           4.6       Parent Common Stock.................................................................................22

           4.7       SEC Documents; Undisclosed Liabilities..............................................................23

           4.8       Absence of Certain Changes or Events................................................................23

           4.9       Tax Matters.........................................................................................23

           4.10      Ownership and Operations of Merger Sub..............................................................23

           4.11      Finders or Brokers..................................................................................24

ARTICLE V -               ADDITIONAL COVENANTS AND AGREEMENTS............................................................24

           5.1       Conduct of Business.................................................................................24

           5.2       Recommendation......................................................................................26

           5.3       Reasonable Best Efforts.............................................................................26

           5.4       Public Announcements................................................................................27

           5.5       Access; Confidentiality.............................................................................28

           5.6       Notification of Certain Matters.....................................................................28

           5.7       Director and Officer Indemnification................................................................28

           5.8       Securityholder Litigation...........................................................................29

           5.9       Offer Documents; Schedule 14D-9; Proxy Statement....................................................29

           5.10      Other Offers........................................................................................29

           5.11      Rule 16b-3..........................................................................................31

           5.12      Tax Matters.........................................................................................31

ARTICLE VI -              CONDITIONS TO THE MERGER.......................................................................31

           6.1       Conditions to Each Party's Obligation to Effect the Merger..........................................31

ARTICLE VII -             TERMINATION....................................................................................32

           7.1       Termination.........................................................................................32

           7.2       Effect of Termination...............................................................................34

           7.3       Expenses............................................................................................34

ARTICLE VIII -            MISCELLANEOUS..................................................................................34

           8.1       No Survival of Representations and Warranties; etc..................................................34

           8.2       Amendment or Supplement.............................................................................34


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                               TABLE OF CONTENTS
                                  (CONTINUED)

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           8.3       Extension of Time, Waiver, Etc......................................................................35

           8.4       Assignment; Binding Effect..........................................................................35

           8.5       Counterparts; Effectiveness.........................................................................35

           8.6       Entire Agreement; No Third-Party Beneficiaries......................................................35

           8.7       Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial......................................35

           8.8       Notices.............................................................................................36

           8.9       Severability........................................................................................37

           8.10      Headings............................................................................................37

           8.11      Definitions; Construction...........................................................................37

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ANNEX A    Conditions to the Offer

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           AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August
21, 2003 (the "Execution Date"), among LEUCADIA NATIONAL CORPORATION, a New York corporation ("Parent"), WRANGLER ACQUISITION CORP., a Nevada corporation and wholly owned subsidiary of Parent ("Merger Sub"), and WILTEL COMMUNICATIONS GROUP, INC., a Nevada corporation (the "Company"). Certain terms used in this Agreement are used as defined in Section 8.11.

           WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company each deems it advisable that Parent acquire the Company on the terms and subject to the conditions provided for in this Agreement;

           WHEREAS, in furtherance thereof it is proposed that such acquisition be accomplished by (a) Parent commencing an exchange offer to acquire all of the shares of common stock, $.01 par value, of the Company ("Company Common Stock") issued and outstanding (each, a "Share" and, collectively, the "Shares") that are not beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")) by Parent (each, a "Public Share" and, collectively, the "Public Shares"), in which exchange offer each Public Share validly tendered and not properly withdrawn would be exchanged for (i)
0.4242 (such exchange ratio, or any greater exchange ratio, per Public Share paid pursuant to the Offer being hereinafter referred to as the "Exchange Ratio") of a common share, $1.00 par value, of Parent ("Parent Common Stock") (such amount of shares, or any greater amount of shares, of Parent Common Stock paid per Public Share pursuant to the Offer being hereinafter referred to as the "Base Offer Consideration") and (ii) one Contingent Sale Right having the terms described in Section 2.11 hereof (as it may be amended in accordance with this Agreement, a "CSR" and, together with the Base Offer Consideration, the "Offer Consideration"), in each case, subject to any required withholding of taxes, on the terms and subject to the conditions provided for in this Agreement (such exchange offer, as it may be amended from time to time as permitted by this Agreement, the "Offer"), and (b) following the consummation of the Offer, the merger of Merger Sub with and into the Company, with the Company being the surviving corporation, in accordance with the Nevada Revised Statutes (the "NRS"), pursuant to which Shares (other than certain shares as provided in
Section 2.7(b) hereof) will be converted into the right to receive the Offer Consideration, subject to any required withholding of taxes, on the terms and subject to the conditions provided for in this Agreement (the "Merger");

           WHEREAS, for federal income tax purposes, it is intended that the Offer and the Merger shall qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");
and

           WHEREAS, the respective Boards of Directors of Parent (on its own behalf and as the sole stockholder of Merger Sub), Merger Sub and the Company have each adopted this Agreement and approved the Offer and the Merger.

           NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:


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                             ARTICLE I - THE OFFER

1.1        The Offer.

           (a) Provided that (i) none of the events or circumstances set forth in paragraphs (a) through (f) of Annex A hereto shall have occurred and be existing (and shall not have been waived by Parent) and (ii) the Company shall have complied with its obligations under Section 1.2 hereof, Parent shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as reasonably practicable after the Execution Date, but in no event later than 10 business days after the Execution Date.

           (b) The obligation of Parent to accept for exchange, and to exchange the Offer Consideration for, Public Shares tendered pursuant to the Offer shall be subject only (i) to the satisfaction of the condition that at the expiration of the Offer there be validly tendered in accordance with the terms of the Offer (other than Shares tendered by guaranteed delivery where actual delivery has not occurred) and not withdrawn that number of Public Shares which represents more than 50% of the Public Shares then outstanding, subject to Section 1.1(g) hereof the "Minimum Condition"), and (ii) to the satisfaction (or waiver by Parent) of the other conditions set forth in Annex A hereto. Parent expressly reserves the right to waive any of such conditions (other than the Minimum Condition and the condition set forth in clause (vi) of the second paragraph of Annex A hereto), to increase the consideration per Public Share payable in the Offer and to make any other changes in the terms of the Offer; provided, however, that no change may be made without the prior written consent of the Company which decreases the Exchange Ratio for the Offer from that set forth in the second "Whereas" clause hereof (or decreases the number of shares of Parent Common Stock issuable pursuant to the CSRs), changes the form of consideration to be paid in the Offer, reduces the maximum number of Shares sought to be acquired in the Offer, imposes conditions to the Offer in addition to the conditions set forth in Annex A hereto, waives the Minimum Condition or the condition set forth in clause (vi) of the second paragraph of Annex A hereto, or modifies or amends any of the conditions set forth in Annex A hereto or makes other changes in the terms of the Offer that are in any manner adverse to the holders of Public Shares or, except as provided below, extends the expiration date of the Offer. Notwithstanding the foregoing, Parent may (A) extend the Offer beyond the initial scheduled expiration date, which shall be 20 business days following the date of commencement of the Offer, or any subsequent scheduled expiration date, if, at the scheduled expiration of the Offer, any of the conditions to Parent's obligation to accept for exchange, and to exchange the Offer Consideration for, Public Shares tendered shall not be satisfied or, to the extent permitted by this Agreement, waived, subject, however, to the parties' respective rights to terminate this Agreement pursuant to Section 7.1, and (B) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer. Each extension of the Offer pursuant to clause (A) of the preceding sentence shall not exceed the lesser of ten business days (or such longer period as the Company and Parent may agree in writing in any particular instance) or such fewer number of days that Parent reasonably believes are necessary to cause the conditions of the Offer set forth in Annex A hereto to be satisfied. In addition, if, at the expiration date of the Offer, all of the conditions to the Offer have been satisfied (or, to the extent permitted by this Agreement, waived by Parent) but the number of Public Shares validly tendered and not withdrawn pursuant to the Offer, when taken together with Shares, if any, then beneficially owned by Parent, constitutes less than 90% of the Shares then outstanding, without the consent of the Company, Parent shall (subject to applicable law) have the right to provide for a "subsequent offering period" (as


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contemplated by Rule 14d-11 under the Exchange Act) for up to 20 business days after Parent's acceptance for exchange of the Public Shares then tendered and not withdrawn pursuant to the Offer, in which event Parent shall (I) give the required notice of such subsequent offering period and (II) immediately accept for exchange, and promptly exchange the Offer Consideration for, all Public Shares tendered and not withdrawn as of such expiration date.

           (c) Subject to the terms of the Offer and this Agreement and the satisfaction or earlier waiver of all the conditions of the Offer set forth in Annex A hereto as of any expiration date of the Offer, Parent shall accept for exchange, and exchange the Offer Consideration (subject to any required withholding of taxes) for, all Public Shares validly tendered and not withdrawn pursuant to the Offer promptly after it is permitted to do so under applicable law.

           (d) Notwithstanding anything to the contrary set forth herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the Offer, no dividends or other distributions with respect to Parent Common Stock shall be payable on or with respect to any such fractional share interest and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu thereof, each tendering stockholder who would otherwise be entitled to a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would have been received by such stockholder) will be entitled to receive an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent (as hereinafter defined), on behalf of such holders, of the aggregated fractional shares of Parent Common Stock issued pursuant to this paragraph. Promptly following the Purchase Date, (i) the Exchange Agent shall determine the total amount of the fractional shares of Parent Common Stock to which all such tendering stockholders would otherwise be entitled, and aggregate the same into whole shares of Parent Common Stock (rounded up to the nearest whole share),
(ii) Parent shall issue such whole shares of Parent Common Stock to the Exchange Agent, as agent for such tendering stockholders, and (iii) the Exchange Agent shall sell such shares of Parent Common Stock at the then prevailing prices on the New York Stock Exchange through one or more member firms of the New York Stock Exchange (which sales shall be executed in round lots to the extent practicable). Until the net proceeds of such sales have been distributed to such tendering stockholders, the Exchange Agent will hold such proceeds in trust for such holders. Promptly after the determination of the amount of cash to be paid to such holders in lieu of any fractional interests in Parent Common Stock, the Exchange Agent shall pay such amounts to such holders (subject to any required withholding of taxes).

           (e) The Company agrees that no Shares held by the Company or any of its subsidiaries will be tendered to Parent pursuant to the Offer.

           (f) As promptly as practicable on the date of commencement of the Offer, Parent shall file with the SEC (i) a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the "Schedule TO") and (ii) a registration statement on Form S-4 to register, under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), the offer and sale of Parent Common Stock pursuant to the Offer and the Merger (together with all amendments, supplements and exhibits thereto, the "Registration Statement"). The Registration Statement shall include a prospectus (the "Prospectus") containing the information required under Rule 14d-4(b) promulgated under the Exchange Act. The Schedule TO shall include or contain as an exhibit an offer to exchange and


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form of the related letter of transmittal and all other ancillary Offer documents (collectively with the Prospectus, and together with all amendments, supplements and exhibits thereto and to the Prospectus, the "Offer Documents "). Parent shall cause the Offer Documents to be disseminated to the holders of the Public Shares as and to the extent required by applicable federal securities laws. Parent, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall be or shall have become false or misleading in any material respect, and Parent shall cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of the Public Shares, in each case, as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents before they are filed with the SEC and disseminated to holders of Public Shares. In addition, Parent agrees to provide the Company and its counsel with any comments, whether written or oral, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, to consult with the Company and its counsel prior to responding to any such comments and to provide the Company with copies of all such responses, whether written or oral. Following the time the Registration Statement is declared effective, Parent shall file the final prospectus included therein under Rule 424(b) promulgated pursuant to the Securities Act.

           (g) If none of the Shares held by the securities holder channeling fund established in connection with Second Amended and Restated Joint Plan of Reorganization of Williams Communications Group, Inc. and CG Austria Inc. are validly tendered in accordance with the terms of the Offer and not withdrawn at the expiration of the Offer, then the Shares in such fund shall be deemed not outstanding for purposes of the Minimum Condition.

           1.2 Company Actions.

           (a) The Company hereby represents and warrants that the Company's Board of Directors, at a meeting duly called and held, has (i) adopted this Agreement and approved the Transactions, including the Offer and the Merger, and
(ii) resolved (subject to Section 5.2 hereof) to recommend that holders of Public Shares accept the Offer, tender their Public Shares to Parent pursuant thereto and approve this Agreement. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company's Board of Directors described in the immediately preceding sentence. The Company hereby further represents and warrants that (A) the Board of Directors of the Company has received the opinion of JP Morgan, dated the Execution Date, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received by the holders of the Public Shares in the Offer and the Merger is fair to such holders from a financial point of view (the "Fairness Opinion") and (B) the Company has been authorized by JPMorgan to permit the inclusion of the Fairness Opinion and/or references thereto in the Offer Documents, the Schedule 14D-9 and any Proxy Statement, subject to prior review and consent by JPMorgan (such consent not to be unreasonably withheld or delayed).

           (b) As promptly as practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the "Schedule 14D-9") which shall contain the recommendation of the Board of Directors of the Company referred to in Section 1.2(a). The Company shall cause the Schedule 14D-9 to be disseminated to holders of the


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Public Shares as and to the extent required by applicable federal securities laws. The Company, on the one hand, and Parent, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall be or shall have become false or misleading in any material respect, and the Company shall cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of the Public Shares, in each case, as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC and disseminated to holders of Public Shares. In addition, the Company agrees to provide Parent and its counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, to consult with Parent and its counsel prior to responding to any such comments and to provide Parent with copies of all such responses, whether written or oral.

           (c) The Company agrees (i) to promptly upon Parent's request provide all information about the Company required to be disclosed in the Offer Documents, (ii) to promptly deliver to Parent a duly executed consent of the Company's accountants to allow Parent to include in the Registration Statement the Company's financial statements and such accountants' report thereon, (iii) that all information provided by the Company for inclusion or incorporation by reference in the Offer Documents will not (at the respective times such materials, or any amendments or supplements thereto, are filed with the SEC, first published, sent or given to stockholders of the Company, the Offer expires or shares of Parent Common Stock are delivered in connection with the Offer, or at the Effective Time, as the case may be) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (iv) to promptly correct any information provided by the Company for the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect.

           (d) The Company shall promptly furnish Parent with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish Parent with such additional information, including updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent or its agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares.

           1.3 Stockholder Meeting.

           (a) As promptly as practicable following the acquisition of Public Shares pursuant to the Offer, if required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law and the Company's articles of incorporation and by-laws:

               (i) duly call, give notice of, convene and hold a meeting of the Company's stockholders for the purposes of considering and taking action upon the approval of this Agreement (the "Company Shareholders Meeting"); and


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               (ii) in consultation with Parent, prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and obtain and furnish the information required by the SEC to be included therein and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (together with all amendments, supplements and exhibits thereto, the "Proxy Statement") to be mailed to the Company's stockholders at the earliest practicable date; provided that no amendments or supplements to the Proxy Statement shall be made by the Company without consultation with Parent. Parent shall provide the Company with such information with respect to Parent and its directors and officers as shall be required to be included in the Proxy Statement.

           (b) Notwithstanding the provisions of Section 1.3(a), in the event that Parent and its subsidiaries shall acquire in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto shall, subject to Article VI hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 92A.180 of the NRS.

           (c) Parent shall vote, or cause to be voted, all of the Shares acquired in the Offer or otherwise then owned by it or any of its subsidiaries in favor of the approval of this Agreement.

                            ARTICLE II - THE MERGER

           2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Chapter 92A of the NRS, at the Effective Time Merger Sub shall merge with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation").

           2.2 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties, which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing is held is herein referred to as the "Closing Date". The Closing will be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, unless another place is agreed to by the parties hereto.

           2.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the Secretary of State of the State of Nevada articles of merger pursuant to the applicable provisions of the NRS (the "Certificate of Merger"), executed in accordance with the relevant provisions of the NRS, and shall make all other filings or recordings required under the NRS in order to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger or at such other time as is agreed by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the "Effective Time").


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           2.4 Effects of the Merger. From and after the Effective Time, the
Merger shall have the effects set forth in the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

           At the Effective Time, each of (i) the Stockholders Rights and Co-Sale Agreement, dated as of October 15, 2002, between Parent and the Company and (ii) the Stockholders Agreement (as hereinafter defined) shall terminate and be of no further force or effect.

           2.5 Articles of Incorporation and By-laws of the Surviving Corporation. At the Effective Time, (a) the articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and such articles of incorporation, and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law and such by-laws.

           2.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub and the officers of the Company, respectively, immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

           2.7 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Merger Sub or the Company:

           (a) Each then issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $.0l par value, of the Surviving Corporation.

           (b) Any Shares that are owned by the Company as treasury stock, and all Shares owned by Parent or any subsidiary of Parent, shall be automatically canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

           (c) Each issued and outstanding Share (other than (i) Shares to be canceled in accordance with Section 2.7(b) and (ii) any Dissenting Shares (as hereinafter defined)), shall be converted into the right to receive (A) one CSR and (B) the Exchange Ratio of a share of Parent Common Stock, issuable to the holder thereof upon surrender, in the manner provided in this Agreement, of the certificate formerly representing such Share, without interest (the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Shares (each, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.8(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.8(e), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.8(b), without interest.


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           2.8 Exchange of Certificates.

           (a) Exchange Agent. As of the Effective Time, Parent shall deposit with American Stock Transfer & Trust Company or such other bank or trust company as may be designated by Parent (the "Exchange Agent"), for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.7 in exchange for shares of Company Common Stock (such shares of Parent Common Stock, together with any dividends or other distributions with respect thereto with a record date after the Effective Time and any cash payments in lieu of any fractional shares of Parent Common Stock, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent.

           (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.7(c), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in such form and shall have such other provisions as Parent may specify) and (ii) instructions for use in surrendering the Certificates in exchange for certificates representing the Merger Consideration, any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 2.8(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.8(e). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing that number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock held by such holder under all such Certificates so surrendered, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.8(c) and (C) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.8(e), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.8(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any dividends or other distributions to which the holder of such Certificate is entitled pursuant to Section 2.8(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.8(e). No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to Section 2.8(c) or (e).

           (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of any fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.8(e), in each case until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Following surrender of any Certificate, there shall be paid to the record holder thereof the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of cash payable in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.8(e) and the amount of dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time and paid with respect to Parent Common Stock prior to such surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

           (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any dividends or other distributions paid pursuant to Section 2.8(c) and cash paid in lieu of any fractional shares pursuant to Section 2.8(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.8(f), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

           (e) No Fractional Shares. Notwithstanding anything to the contrary set forth herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the Merger, no dividends or other distributions with respect to Parent Common Stock shall be payable on or with respect to any such fractional share interest and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu thereof, each former holder of shares of Company Common Stock who would otherwise have been entitled to such a fractional share interest (after aggregating all fractional shares of Parent Common Stock that otherwise would have been received by such holder) will be entitled to receive an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of such holders, of the aggregated fractional shares of Parent Common Stock issued pursuant to this paragraph. Promptly following the Effective Time, (i) the Exchange Agent shall determine the total amount of the fractional shares of Parent Common Stock to which all such former Company stockholders would otherwise be entitled, and aggregate the same into whole shares of Parent Common Stock (rounded up to the nearest whole share), (ii) Parent shall issue such whole shares of Parent Common Stock to the Exchange

Agent, as agent for such former stockholders, and (iii) the Exchange Agent shall sell such shares of Parent Common Stock at the then prevailing prices on the New York Stock Exchange through one or more member firms of the New York Stock Exchange (which sales shall be executed in round lots to the extent practicable). Until the net proceeds of such sales have been distributed to such former stockholders, the Exchange Agent will hold such proceeds in trust for such holders. Promptly after the determination of the amount of cash to be paid to such former stockholders in lieu of any fractional interests in Parent Common Stock, the Exchange Agent shall pay such amounts to such former stockholders (subject to any required withholding of taxes).

           (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, any dividends or other distributions with respect to shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock in accordance with this Article II. If any Certificate shall not have been surrendered immediately prior to such date on which any Merger Consideration (and dividends or other distributions payable pursuant to Section 2.8(c) and cash payable in lieu of fractional shares pursuant to Section 2.8(e)) would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration (and dividends or other distributions payable pursuant to Section 2.8(c) and cash payable in lieu of fractional shares pursuant to Section 2.8(e)) in respect thereof shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

           (g) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any person in respect of any CSRs or any shares of Parent Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of any fractional shares of Parent Common Stock or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

           (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 2.8(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holder would be entitled pursuant to Section 2.8(e), in each case pursuant to this Agreement.

           (i) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, the Exchange Agent will be treated as though it withheld from the type of consideration from which withholding is required an appropriate amount otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock in order to provide for such withholding obligation. If withholding is required from shares of Parent Common Stock, the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

           2.9 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, if appraisal rights are available under Section 92A.380 of the NRS in respect of the Merger, then Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who have demanded and perfected their demands for appraisal of such Shares in the time and manner provided in Sections 92A.300 through 92A.500 (inclusive) of the NRS and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the NRS (the "Dissenting Shares"), shall not be converted as described in Section 2.7(c) hereof, but shall, by virtue of the Merger, be entitled to only such rights as are granted by Section 92A.380 of the NRS; provided, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the NRS, such holder's Shares shall thereupon be deemed to have been converted, at the Effective Time, as described in Section 2.7(c), into the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the NRS and received by the Company relating to stockholders' rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the NRS. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any funds paid to holders of Dissenting Shares shall be paid solely out of the assets of the Surviving Corporation and Parent shall not contribute funds to Merger Sub or the Surviving Corporation to fund payments to holders of Dissenting Shares, assume the Surviving Corporation's obligation to make such payment, or otherwise reimburse the Surviving Corporation, directly or indirectly, for such payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.8 to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

           2.10 Exchange Ratio. Notwithstanding anything to the contrary, if between the Execution Date and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Exchange Ratio shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

           2.11 CSRs.

           (a) Subject to the terms and conditions of this Agreement, the consideration payable by Parent per share of Company Common Stock in the Offer and Merger will include one CSR. As described in greater detail below, the purpose of the CSRs is to give Company stockholders who participate in the Offer and Merger the opportunity to receive additional Parent Common Stock in connection with any Sale of the Company (as hereinafter defined) consummated after the Effective Time and on or before the Maturity Date (as hereinafter defined) in which Parent or its subsidiaries receive Net Proceeds (as hereinafter defined) in excess of the Deal Price (as hereinafter defined).

           (b) The CSRs will be uncertificated contract rights and will be non-assignable and non-transferable by any holder thereof, except as required by any applicable community property laws or laws of descent and distribution.

           (c) The CSRs will become effective at the Effective Time and will mature at 11:59 p.m. New York City time on the earlier of (i) the date, if any, on which a Sale of the Company for Net Proceeds in excess of the Deal Price is consummated and (ii) October 15, 2004, provided that if after the Effective Time and prior to the first anniversary of the Execution Date Parent or the Surviving Corporation shall have entered into a definitive agreement with an unaffiliated third party providing for a Sale of the Company (a "Sale Contract"), the date in this clause (ii) shall be the later of (A) October 15, 2004 and (B) the earlier of (x) the date the Sale of the Company pursuant to such Sale Contract is consummated and (y) the date such Sale of the Company is abandoned (the earlier of (i) and (ii) being the "Maturity Date").

           For purposes of the CSRs, "Sale of the Company" means the occurrence of any of the following events: (i) a sale by the Surviving Corporation of all or substantially all of the assets of the Surviving Corporation and its subsidiaries to another entity (other than Parent or one or more of its subsidiaries ("Permitted Holders")), including any such sale of assets to a Permitted Holder that is done as part of a related sale of such assets to an entity that is not a Permitted Holder; (ii) any "person" or "group", other than Permitted Holders, is or becomes the "beneficial owner", directly or indirectly, of more than 50% of the issued and outstanding shares of capital stock of the Surviving Corporation having general voting power under ordinary circumstances ("Voting Stock"); or (iii) the Surviving Corporation consolidates with, or merges with or into, another Person (other than a Permitted Holder), other than any such transaction where (A) the outstanding Voting Stock of the Surviving Corporation is converted into or exchanged for voting securities of the surviving entity and (B) immediately after such transaction Permitted Holders are the "beneficial owners", directly or indirectly, of more than 50% of the total voting power of the surviving entity. For purposes of this definition, the term "beneficial owner" is used as defined in Rules 13d-3 and 13d-5 under the Exchange Act and the terms "person" or "group" are used as such terms are used in Section 13(d) and 14(d) of the Exchange Act. For the avoidance of doubt, only the consummation of the transactions described above in this definition shall constitute a "Sale of the Company" and neither any discussions, negotiations or preparations, nor entering into any agreement, relating to any such transaction shall be deemed a "Sale of the Company".

           (d) If there is consummated after the Effective Time and on or before the Maturity Date a Sale of the Company for Net Proceeds in excess of the Deal Price, then, following the Maturity Date, Parent will issue for each CSR that number of whole shares of Parent Common Stock (after aggregating all CSRs held by the holder thereof) determined under the following formula (calculated to the fourth decimal point) and paragraphs (e) and (f) of this Section 2.11:

                             Sale Profit
                     -------------------------    divided by Parent Price
                            50,000,000

                     PROVIDED, HOWEVER, that in no event shall more than a total of the Cap Number (as hereinafter defined) of shares of Parent Common Stock be issuable in respect of all CSRs in the aggregate, and the number of shares of Parent Common Stock issuable to each CSR holder shall be reduced pro rata to the extent necessary to give effect to this limitation where,

                    "Sale Profit" means the amount of Net Proceeds in excess of the Deal Price;

                    "Net Proceeds" means the US$ amount (expressed as a whole
               number) of aggregate proceeds (with any non-cash proceeds to be valued at their fair market value as determined in good faith by the Board of Directors of Parent) received by Parent, the Surviving Corporation or any of their subsidiaries in respect of a Sale of the Company consummated after the Effective Time and on or before the Maturity Date, plus the fair market value (to be determined in good faith by the Board of Directors of Parent) of any assets of the Surviving Corporation or its subsidiaries retained by Parent upon consummation of such Sale of the Company, net of (i) the costs relating to such transaction (including, without limitation, regulatory filing fees, legal, accounting and investment banking fees, and brokerage and sales commissions),
               (ii) taxes paid or payable as a result of such transaction, (iii) amounts required to be applied to the repayment of principal, premium (if any) and interest on any indebtedness required to be paid as a result of such transaction, (iv) deduction of appropriate amounts to be provided as a reserve in accordance with GAAP against any liabilities associated with such transaction (including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction) and (v) all liabilities of the Surviving Corporation or its subsidiaries that are retained by Parent or any of its subsidiaries following consummation of such transaction;

                    "Deal Price" equals (A) 800,000,000, plus (B) the aggregate
               US$ amount (expressed as a whole number) of contributions to capital and other investments made by Parent or any of its affiliates (other than the Surviving Corporation and its subsidiaries) in, and expenditures funded by Parent or any of its affiliates (other than the Surviving Corporation and its subsidiaries) in support of, the Surviving Corporation or its subsidiaries after the Effective Time and prior to the Maturity Date, minus (C) the aggregate US$ amount (expressed as a whole number) of dividends paid by the Surviving Corporation to Parent after the Effective Time and prior to the Maturity Date, plus (D) an amount equal to notional interest on the excess, if any, of
               (i) the amounts described in clause (B) above over (ii) the amount described in clause (C) above, at a rate per annum of 8%, determined based on the number of days elapsed from the Closing Date to the Maturity Date and a 360-day year;

                    "Parent Price" equals 37.72, reduced to reflect the amount
               (if any) of cash dividends per share of Parent Common Stock paid (or with a record date) between the Execution Date and the Maturity Date in excess of Parent's regular $0.25 per share annual dividend; and

                    "Cap Number" means the lesser of (A) 11,000,000 and (B) the number of shares of Parent Common Stock issued by Parent in the Offer and the Merger (excluding consideration paid to holders of Dissenting Shares) minus one.

           (e) If, on the Maturity Date, Net Proceeds are equal to or less than the Deal Price, the CSRs shall automatically terminate and no consideration shall be deliverable in respect thereof. If, on the Maturity Date, the amount determined pursuant to the formula in Section 2.11(d) above is greater than zero, Parent will thereafter issue to each CSR holder the number of whole shares of Parent Common Stock to which such holder is entitled as herein described (rounded down to the nearest whole share, after aggregating all CSRs held by such holder), and the CSRs shall be automatically cancelled.

           (f) Notwithstanding anything to the contrary, if between the Effective Time and the Maturity Date the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, then the number of and kind of shares issuable in respect of the CSRs shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

           (g) If shares of Parent Common Stock become issuable under the CSRs, Parent will determine the amount required under applicable tax laws to be treated as interest income, and may, at its option, issue two stock certificates to each holder of CSRs, one certificate in respect of the shares treated as interest and the other certificate in respect of the remaining shares; provided, however, that in no event will Leucadia issue any fractional share interests.

           (h) All computations and determinations relating to the CSRs shall be made by Parent in good faith. Promptly after the Maturity Date, Parent shall notify holders of CSRs in writing (which notification may be made through a press release which will be attached to a submission that is made publicly available on the SEC's EDGAR system) of Parent's determination as to (i) whether a Sale of the Company occurred after the Effective Time and on or before the Maturity Date, (ii) the amount of any Net Proceeds received in respect thereof,
(iii) the amount (if any) of any resulting Sale Profit, and (iv) the number of shares of Parent Common Stock (if any) due and payable to CSR holders under this Agreement ((i) through (iv) collectively, the "Relevant Determinations"). Following such notice, CSR holders shall have 180 days to communicate to Parent in writing any objections to Parent's determination of the Relevant Determinations; provided that a CSR holder may object to Parent's determinations only (A) on the basis that Parent's determinations, including determinations regarding fair market value in the definition of "Net Proceeds" being made in good faith, were not made in accordance with this Agreement, (B) to the extent that if such holder's objection was upheld, Parent would be required to issue an aggregate of at least 25,000 more shares of Parent Common Stock in respect of the CSRs than would be issuable according to Parent's determinations and (C) if the bases for such holder's objection are specified in writing and in reasonable detail (an "Objection Notice"). If Parent receives one or more Objection Notices, then Parent and the CSR holders who delivered such Objection Notice shall discuss the objections set forth therein in good faith and Parent agrees, and each CSR holder, by accepting a CSR agrees, to use all reasonable efforts to ensure that any final resolution of such objections will be applicable to, and binding on, all CSR holders (and not only those CSR holders who objected to Parent's determinations). If shares are issued or other amounts are paid in settlement of one or more Objection Notices, then all objecting and non-objecting CSR holders shall, to the extent practicable, be treated equally by Parent and receive the same amount and form of consideration as the objecting CSR holders, based on and in proportion to the number of CSRs held by each such holder. If any such objections are not resolved by the date that is 270 days after the Maturity Date, then Parent and the CSR holders shall submit the matter to an Agreed Court for resolution through appropriate proceedings, provided that Parent and such holders shall use all reasonable efforts to ensure that such proceedings are conducted as a class action such that any final resolution in such proceedings will be applicable to, and binding on, all CSR holders (and not only those CSR holders who objected to Parent's determinations), provided further that, if class action status is not available for such proceedings, Parent agrees, and each CSR holder, by accepting a CSR agrees, to use all reasonable efforts to ensure that any final resolution in such proceedings will be applicable to, and binding on, all CSR holders (and not only those CSR holders who objected to Parent's determinations). By accepting a CSR, each CSR holder irrevocably waives any rights to trial by jury in any legal proceeding related to the CSRs.

           (i) The holder of a CSR will not be entitled to any of the rights of a stockholder in Parent (including, without limitation, voting and dividend rights).

           (j) No dividends or other distributions with respect to Parent Common Stock with a record date before the Maturity Date will be paid in respect of, and no interest will be paid or will accrue on, any shares of Parent Common Stock issuable in respect of CSRs. None of Parent or any of its subsidiaries shall be liable to any person in respect of any shares of Parent Common Stock issuable in respect of CSRs delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

           (k) Notwithstanding anything to the contrary, Parent shall be free to conduct its business (including, without limitation, all decisions relating to whether, when, how and for what consideration to dispose of any assets) as it in its sole discretion shall determine.

          ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           The Company represents and warrants to Parent and Merger Sub as follows:

           3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company has heretofore made available to Parent a complete and correct copy of its articles of incorporation and by-laws as amended to date (the "Company Charter Documents"). The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below) on the Company ("Company Material Adverse Effect"). For purposes of this Agreement, the term "Material Adverse Effect" shall mean, with respect to any party, a state of facts, effect, event or change which has or would reasonably be expected to have a material adverse effect on the business, properties, net assets, results of operations or financial condition of such party and its subsidiaries taken as a whole.

           3.2 Capitalization. The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 100,000,000 shares of preferred stock, $.01 par value ("Company Preferred Stock"). At the close of business on the Execution Date, there were 50,000,000 Shares issued and outstanding (of which no Shares are held by the Company in its treasury and no Shares are held by any subsidiary of the Company) and no shares of Company Preferred Stock issued and outstanding. All Shares have been duly authorized and validly issued and are fully paid and nonassessable. Since the Execution Date, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests. Except as set forth above in this Section 3.2, as of the Execution Date there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock.

           3.3 Authority.

           (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the approval of its stockholders to the adoption of this Agreement as contemplated by Section 1.3 (to the extent required by the NRS), to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors and, except for obtaining the approval of its stockholders to the adoption of this Agreement as contemplated by Section 1.3 (to the extent required by the NRS), no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the "Bankruptcy and Equity Exception").

           (b) The Company's Board of Directors, at a meeting duly called and held, has duly adopted resolutions (i) adopting this Agreement and approving the Transactions, including the Offer and the Merger, and (ii) resolving (subject to Section 5.2 hereof) to recommend that holders of Public Shares accept the Offer, tender their Public Shares to Parent pursuant thereto and approve this Agreement.

           (c) All action has been taken to render inapplicable to this Agreement and the Transactions the restrictive provisions of (x) Sections 3.C and 3.G of Article IV of the articles of incorporation of the Company and (y)
Article II of the Stockholders Agreement, dated as of October 15, 2002, between Parent and the Company (the "Stockholders Agreement"), to the extent, if any, such provisions would otherwise be applicable to this Agreement or any of the Transactions.

           (d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval of this Agreement is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its subsidiaries which is necessary to adopt and approve this Agreement and approve the Transactions.

           3.4 Consents and Approvals; No Violations.

           (a) Except for (i) the filing with the SEC of the Schedule 14D-9 and, if necessary, of a Proxy Statement in definitive form relating to the Company Shareholders Meeting, and other filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules of the Nasdaq National Market System, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Nevada pursuant to the NRS, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and (iv) filings with, and approvals of, the Federal Communications Commission (the "FCC") and applicable State regulatory authorities for the change of control of the Company ("FCC Filings"), no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

           (b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or the governing documents of any subsidiary of the Company or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4(a) (and the approval of the Company's stockholders contemplated by Section 1.3) are obtained and the filings referred to in Section 3.4(a) are made, (x) violate any Law, judgment, writ or injunction of any Governmental Entity applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

           3.5 SEC Documents; Undisclosed Liabilities.

           (a) The Company has filed all required reports, schedules, forms, prospectuses, and registration, proxy and other statements with the SEC since October 15, 2002 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Company SEC Documents"). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the Securities
Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           (b) The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material).

           (c) Neither the Company nor any of its subsidiaries has any liabilities which, if known, would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against on the balance sheet of the Company and its subsidiaries as of June 30, 2003 included in the Company's Quarterly Report on Form 10-Q for the period then ended or (ii) incurred after June 30, 2003 in the ordinary course of business consistent with past practice that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

           3.6 Absence of Certain Changes or Events. Since December 31, 2002, there has not occurred any event or change that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

           3.7 Schedule 14D-9; Offer Documents; and Proxy Statement. Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.4, neither the Schedule 14D-9 nor any information supplied (or to be supplied) in writing by or on behalf of the Company for inclusion in the Offer Documents will (at the respective times such materials, or any amendments or supplements thereto, are filed with the SEC, first published, sent or given to stockholders of the Company, the Offer expires or shares of Parent Common Stock are delivered in connection with the Offer, or at the Effective Time, as the case may be) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement (if any) will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and will not, at the time of the Company Shareholders Meeting (if such a meeting is held), omit to state any material fact necessary to correct any statement in any earlier communication from the Company with respect to the solicitation of proxies for the Company Shareholders Meeting which shall have become false or misleading in any material respect. The Proxy Statement (if any) and the Schedule 14D-9 will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent for inclusion in any of the foregoing documents.

           3.8 Tax Matters.

           (a) Neither the Company nor any of its subsidiaries knows of any facts or circumstances that should reasonably be expected to prevent the Offer and the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

           (b) To the knowledge (within the meaning of Treasury Regulation
Section 1.382-2T(k)) of the Company, no Person or "entity" (within the meaning of Treasury Regulation Section 1.382-3(a)(1)), other than any Person or entity that currently has on file a Schedule 13D under the Exchange Act in respect of the Company Common Stock (each a "13D Filer"), owns (or has owned at any time since October 15, 2002) actually or constructively (within the meaning of Treasury Regulation Section 1.382-2T(h)) an amount of Company Common Stock that results in it, or any other Person or entity, being treated as a "5% Shareholder" of the Company under Treasury Regulation Section 1.382-2T(g), and the ownership of Company Common Stock by each 13D Filer (other than Parent and its subsidiaries) is as reported in the Schedule 13D(s) filed by such 13D Filer.

           3.9 Opinion of Financial Advisor. The Board of Directors of the Company has received the Fairness Opinion and the Company has delivered to Parent a true and complete copy of the Fairness Opinion.

           3.10 Finders or Brokers. Except for JPMorgan, whose fees and expenses will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its subsidiaries. The Company has heretofore delivered to Parent a complete copy of the Company's engagement letter with JPMorgan, which letter describes all fees payable by the Company to JPMorgan (the "Engagement Letter").

      ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

           Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

           4.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Parent has heretofore made available to the Company a complete and correct copy of its certificate of incorporation and by-laws as amended to date. Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent ("Parent Material Adverse Effect"). Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

           4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors and adopted by Parent as the sole stockholder of Merger Sub, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

           4.3 Consents and Approvals; No Violations.

           (a) Except for (i) the filing of the Offer Documents and, if necessary, a Proxy Statement in definitive form relating to the Company Shareholders Meeting with, and the requirement that the Registration Statement be declared effective by, the SEC, and other filings required under, and compliance with other applicable requirements of, the Securities Act, the Exchange Act and the rules of The New York Stock Exchange, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Nevada pursuant to the NRS, (iii) FCC Filings and (iv) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

           (b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents, approvals and filings referred to in Section 4.3(a) are obtained and made, (x) violate any Law, judgment, writ or injunction of any Governmental Entity applicable to Parent or any of its subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

           4.4 Offer Documents; Schedule 14D-9; Proxy Statement. Subject to the accuracy of the representations and warranties of the Company set forth in
Section 3.7, neither the Offer Documents nor any information supplied (or to be supplied) in writing by or on behalf of Parent or Merger Sub for inclusion in the Schedule 14D-9 will (at the respective times such materials, or any amendments or supplements thereto, are filed with the SEC, first published, sent or given to stockholders of the Company, the Offer expires or shares of Parent Common Stock are delivered in connection with the Offer, or at the Effective Time, as the case may be) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement (if any) will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and will not, at the time of the Company Shareholders Meeting (if such a meeting is held), omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which shall have become false or misleading in any material respect. The Offer Documents will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company for inclusion in any of the foregoing documents.

           4.5 Capitalization. The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock and 6,000,000 shares of preferred stock, $1.00 par value ("Parent Preferred Stock"). At the close of business on August 15, 2003, there were 118,503,871 shares of Parent Common Stock issued and outstanding (of which 58,867,179 shares were held by Parent in its treasury) and no shares of Parent Preferred Stock issued and outstanding. As of August 15, 2003, there were 1,318,570 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding options and warrants.

           4.6 Parent Common Stock. The shares of Parent Common Stock issuable in the Offer and the Merger as contemplated by this Agreement have been duly authorized and, when issued as contemplated by this Agreement, will be validly issued, fully paid and nonassessable (except, where applicable, as provided by Section 630 of the New York Business Corporation Law).

           4.7 SEC Documents; Undisclosed Liabilities.

           (a) Parent has filed all required reports, schedules, forms, prospectuses, and registration, proxy and other statements with the SEC since January 1, 2002 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Parent SEC Documents"). As of their respective effective dates (in the case of Parent SEC Documents that are registration statements filed pursuant to the Securities
Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           (b) The consolidated financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material).

           (c) Neither Parent nor any of its subsidiaries has any liabilities which, if known, would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against on the balance sheet of Parent and its subsidiaries as of June 30, 2003 included in Parent's Quarterly Report on Form 10-Q for the period then ended or (ii) incurred after June 30, 2003 in the ordinary course of business consistent with past practice that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

           4.8 Absence of Certain Changes or Events. Since December 31, 2002, there has not occurred any event or change that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

           4.9 Tax Matters. Neither Parent nor any of its subsidiaries knows of any facts or circumstances that should reasonably be expected to prevent the Offer and the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

           4.10 Ownership and Operations of Merger Sub. Parent beneficially owns all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and had conducted its operations only as contemplated hereby.

           4.11 Finders or Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its subsidiaries.

                ARTICLE V - ADDITIONAL COVENANTS AND AGREEMENTS

           5.1 Conduct of Business.


           (a) Except as expressly permitted by this Agreement or as required by applicable Law, during the period from the Execution Date until the Effective Time, unless Parent otherwise agrees in writing, the Company shall, and shall cause each of its subsidiaries to (1) conduct its business in the ordinary course consistent with past practice, (2) use commercially reasonable efforts to maintain and preserve intact the goodwill of those having business relationships with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time, and (3) comply in all material respects with all applicable Laws and the requirements of all licenses, Permits, leases, agreements and other instruments that are material to the Company and its subsidiaries taken as a whole. Any transaction specifically approved by Ian M. Cumming and Joseph S. Steinberg acting in their capacities as directors of the Company shall constitute Parent approval for purposes of this Section 5.1(a). Without limiting the generality of the foregoing, during the period from the Execution Date to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Parent:

               (i) (A) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned subsidiary of the Company to its parent); (D) split, combine, subdivide or reclassify any shares of its capital stock; or (E) approve any transfer of shares under Article IV, Section 3 of the Company's articles of incorporation (other than the Transactions);

               (ii) (A) enter into, terminate or amend any agreement that is material to the Company and its subsidiaries taken as a whole, except in the ordinary course of business consistent with past practice, (B) enter into or extend the term or scope of any contract or agreement that purports to restrict the Company, or any subsidiary or affiliate of the Company, from engaging in any line of business or in any geographic area, (C) amend or modify the Engagement Letter, (D) enter into any contract or agreement that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or (E) release any Person from, or modify or waive any provision of, any confidentiality or similar agreement;

               (iii) make (x) any changes in financial or tax accounting methods, principles or practices, except insofar as may be required by a change in GAAP or applicable Law, or (y) any material Tax election;

               (iv) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned subsidiaries of the Company);

               (v) settle or compromise any litigation or proceeding material to the Company and its subsidiaries taken as a whole (this covenant being in addition to the Company's agreement set forth in Section 5.8 hereof); or

               (vi) agree, in writing or otherwise, to take any of the foregoing actions or take any action or agree, in writing or otherwise, to take any action, which would cause any of the representations or warranties of the Company set forth in this Agreement (A) that are qualified as to materiality or Material Adverse Effect to be untrue and (B) that are not so qualified to be untrue in any material respect.

           (b) Parent agrees that, during the period from the Execution Date until the Effective Time, except as expressly contemplated or permitted by this Agreement or as required by applicable Law, or unless the Company otherwise agrees in writing, Parent shall, and shall cause each of its subsidiaries to, conduct their business in compliance in all material respects with all applicable laws and regulations and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and shall not (1) take any action or engage in any transactions that would materially delay the consummation of the transactions contemplated by this Agreement, (2) engage in any material recapitalization or restructuring of Parent or (3) pay or set a record date prior to the Effective Time relating to any extraordinary dividend or extraordinary distribution, other than dividends and distributions declared and paid in the ordinary course and consistent with historical dividends and distributions by Parent and its subsidiaries. Without limiting the generality of the foregoing, during the period from the Execution Date to the Effective Time, Parent shall not, and shall not permit any of its subsidiaries to, without the prior written consent of the Company:

               (i) adopt a plan or agreement or complete or partial liquidation, dissolution, recapitalization or reclassification relating to Parent or its capital stock (excluding liquidations of subsidiaries and inter-corporate transactions by and between one or more of Parent's subsidiaries);

               (ii) adopt or propose any change in Parent's certification of incorporation (other than the filing of a certificate of designations);

               (iii) dispose of, or enter into any agreement to dispose of (by sale, merger, consolidation or disposition of stock or assets for cash or capital stock) any corporation, partnership or other person or division or business unit thereof or any equity interest therein of Parent or its subsidiaries if such disposition would relate to assets that have, individually or in the aggregate, a market or assigned value in excess of $750 million;

               (iv) offer, sell or otherwise issue or agree to issue any capital stock of Parent or its subsidiaries, including securities convertible into or exchangeable for Parent Common Stock or stock of one or more of Parent's subsidiaries, that have, individually or in the aggregate, a market or assigned value in excess of $750 million (other than in connection with the transactions contemplated by this Agreement);

               (v) redeem, purchase or otherwise acquire directly or indirectly shares of capital stock of Parent that have a market value in excess of $50 million, other than pursuant to transactions contemplated by this Agreement or consistent with past repurchases, redemptions or acquisitions;

               (vi) engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

               (vii) take, agree in writing, publicly announce or otherwise take any of the actions described in paragraph (i) through (v) above.

           5.2 Recommendation. Except as expressly permitted by this Section 5.2, the Board of Directors of the Company shall not withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors described in the first sentence of Section 1.2(a) hereof. Notwithstanding the foregoing, the Board of Directors of the Company may withdraw or modify its recommendation described in
Section 1.2(a) if such Board determines in good faith, after reviewing applicable provisions of state law and after consulting with outside counsel, that such action is necessary in order for such Board to comply with its fiduciary duties under applicable law.

           5.3 Reasonable Best Efforts.

           (a) Subject to the terms and conditions of this Agreement (including
Section 5.3(d)), the Company and Parent shall each cooperate with the other and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate the Transactions as soon as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws (as hereinafter defined)) and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the Transactions. For purposes hereof, "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

           (b) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within five business days of the Execution Date and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.3 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable; (ii) each of the parties shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable and keep the Registration Statement effective for so long as necessary to consummate the Merger (it being understood that this covenant shall not be construed to require Parent to file a general consent to service of process, or to qualify to do business in any jurisdiction in which it is not now so qualified); and (iii) the Company shall use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

           (c) Each of Parent and the Company shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions.

           (d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.3, each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Entity or other Person with respect to the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent's prior written consent, commit to any divestiture transaction, and nothing in this Section 5.3 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to
Section 7.1 so long as such party has up to then complied in all material respects with its obligations under this Section 5.3, (ii) require Parent to offer, accept or agree to (A) dispose or hold separate any part of its or the Company's businesses, operations, assets or product lines (or a combination of Parent's and the Company's respective businesses, operations, assets or product lines), (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, Parent, the Company, the Surviving Corporation or any of their affiliates may carry on business in any part of the world or (iii) require any party to this Agreement to contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a private party, challenging any Transaction as violative of any Antitrust Law.

           5.4 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, except as may be required by Law or by any applicable listing agreement with a national securities exchange or Nasdaq as determined in the good faith judgment of the party proposing to make such release, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Offer, the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed).

           5.5 Access; Confidentiality. Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its subsidiaries to, afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, during the period from the Execution Date until the Effective Time, access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel, financial advisors and other representatives and, during such period, the Company shall, and shall cause its subsidiaries to, make available to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided that no investigation shall affect or modify any representation or warranty of the Company. Until the Effective Time, such information provided will be subject to the terms of Section 3.6 of the Stockholders Agreement.

           5.6 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any orders, actions, suits, claims, investigations or proceedings commenced or, to such party's knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Material Adverse Effect to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not (x) (nor shall any information provided pursuant to Section 5.5) be considered in determining whether any representation or warranty is true for purposes of Section 7.1 or the conditions to the Offer, (y) cure any breach or non-compliance with any other provision of this Agreement or (z) limit the remedies available to the party receiving such notice.

           5.7 Director and Officer Indemnification.

           (a) From and after the Effective Time, Parent and the Surviving Corporation shall (i) indemnify the individuals who at or prior to the Effective Time were directors or officers of the Company (collectively, the "Indemnitees") with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent (A) required by the Company Charter Documents as in effect on the Execution Date and (B) permitted under applicable Law.

           (b) For a three year period commencing immediately after the Effective Time, Parent and the Surviving Corporation shall maintain in effect directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company's current primary directors' and officers' liability insurance policy, on terms with respect to such coverage not less favorable to the Company's directors and officers currently covered by such insurance than those of such policy in effect on the Execution Date (or Parent or the Surviving Corporation may substitute therefore insurance policies, issued by reputable carriers, with respect to matters occurring prior to the Effective
Time); provided, however, that the aggregate amount of coverage under such insurance shall be limited to $10 million. For those amounts of directors' and officers' liability insurance in excess of the insurance described in the preceding sentence which are currently provided under the Company's other current directors' and officers' liability insurance policies (the "Other Policies"), for a six year period commencing immediately after the Effective Time, Parent agrees to make payments to those persons who are currently covered by such Other Policies to the extent such payments otherwise would have been made under such Other Policies (as in effect on the Execution Date) had such Other Policies remained in effect for a period of six years following the Effective Time, with respect to acts or omissions occurring prior to the Effective Time; provided, however, that the maximum amount of payments that Parent and the Surviving Corporation shall be required to make shall not exceed $50 million in the aggregate.

           (c) The Indemnitees to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7. The provisions of this Section 5.7 are intended to be for the benefit of each Indemnitee and his heirs.

           5.8 Securityholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent's prior consent.

           5.9 Offer Documents; Schedule 14D-9; Proxy Statement. Without limiting any other provision of this Agreement, whenever any party hereto becomes aware of any matter, event or change which is required to be set forth in an amendment or supplement to the Offer Documents, the Schedule 14D-9 and/or the Proxy Statement, such party shall promptly inform the other parties thereof and each of the parties shall cooperate in the preparation, filing with the SEC and (as and to the extent required by applicable federal securities laws) dissemination to the Company's stockholders of such amendment or supplement.

           5.10 Other Offers.

           (a) The Company shall immediately cease, and shall cause its subsidiaries and the Company's and its subsidiaries' respective directors, officers, employees, investment bankers, attorneys, accountants and other representatives to cease, any discussions or negotiations with any Person that may be ongoing with respect to a Takeover Proposal (as hereinafter defined) and demand in writing the return from all such Persons or the destruction of all copies of confidential information provided to such Persons by the Company or its representatives that are still in the possession of such Persons. The Company shall not, and shall cause its subsidiaries and the Company's and its subsidiaries' respective directors, officers, employees, investment bankers, attorneys, accountants and other representatives not to, directly or indirectly
(i) solicit, initiate or knowingly encourage the initiation of (including by way of furnishing information that has not been previously publicly disseminated) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions with any third party regarding, or furnish to any third party any non-public information with respect to, or assist or facilitate, any Takeover Proposal; provided, however, that if the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal that was made in circumstances not involving a breach of this Agreement and that the Board of Directors of the Company determines in good faith constitutes a Superior Proposal (as hereinafter defined), then the Company may (but only prior to the Purchase Date), in response to such Takeover Proposal and after providing Parent not less than 24 hours written notice of its intention to take such actions, (A) furnish to the Person making such Takeover Proposal information (including non-public information, provided that the Company shall use its best efforts to avoid providing information that may be competitively harmful to the Company, taking into consideration the identity of such Person) with respect to the Company, but only after such Person enters into a customary confidentiality agreement with the Company, provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and
(2) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal.

           (b) In addition to the other obligations of the Company set forth in this Section, the Company shall promptly advise Parent, orally and in writing, and in no event later than 48 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, identify the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter shall keep Parent informed, on a reasonably current basis, of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests and of the status of any such discussions or negotiations.

           (c) For purposes of this Agreement:

               "Takeover Proposal" shall mean any bona fide written proposal or offer from any Person (other than Parent and its subsidiaries) relating to any
(A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its subsidiaries (including securities of subsidiaries, but excluding sales of assets held for sale in the ordinary course of business consistent with past practice) equal to 20% or more of the Company's consolidated assets or to which 20% or more of the Company's revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or involving any subsidiary (or subsidiaries) or any assets of the Company and its subsidiaries equal to 20% or more of the Company's consolidated assets or to which 20% or more of the Company's revenues or earnings on a consolidated basis are attributable; in each case, other than the Transactions.

               "Superior Proposal" shall mean a bona fide written proposal made not in breach of this Agreement by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of any class of equity securities of the Company or more than 50% of the assets of the Company and its subsidiaries on a consolidated basis, which is otherwise on terms and conditions which the Board of Directors of the Company determines in its good faith and reasonable judgment (after consultation with a financial advisor of national reputation) to be more favorable to the holders of Shares from a financial point of view than the Offer, the Merger and the other Transactions, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing and the ability and likelihood of the Person making such proposal to consummate the transactions contemplated by such proposal in a timely manner (based upon, among other things, the availability of financing and the expectation of obtaining required approvals). Any action required to be taken by the Company's Board of Directors pursuant to this Section 5.10 shall be performed with Director Approval.

           5.11 Rule 16b-3. Parent and the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act and the rules and regulations promulgated thereunder in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

           5.12 Tax Matters.

           (a) Each of Parent, Merger Sub and the Company shall provide to Weil, Gotshal & Manges LLP and Gibson, Dunn & Crutcher LLP a certificate containing representations reasonably requested by such counsel in connection with the opinion referred to in clause (vi) of the second paragraph of Annex A hereto.

           (b) During the period from the Execution Date until the Effective Time, none of Parent, Merger Sub or the Company shall take any action, or permit their respective subsidiaries to take any action, that should reasonably be expected to prevent the Offer and the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                     ARTICLE VI - CONDITIONS TO THE MERGER

           6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

           (a) This Agreement shall have been duly adopted by the requisite vote of the holders of Company Common Stock, if and to the extent required by applicable Law and the articles of incorporation of the Company, in order to consummate the Merger;

           (b) No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Entity shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal;

           (c) The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;

           (d) If such approval is necessary, the shares of Parent Common Stock issuable to the stockholders of the Company in the Merger as contemplated by this Agreement shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

           (e) The Minimum Condition shall have been satisfied and Parent shall have purchased Public Shares pursuant to the Offer, provided that this condition shall be deemed satisfied with respect to Parent if Parent shall have failed to purchase Public Shares pursuant to the Offer in breach of its obligations under this Agreement.

                           ARTICLE VII - TERMINATION

           7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

           (a) By the mutual written consent of the Company and Parent duly authorized by the respective Boards of Directors of the Company (including the Director Approval contemplated by Section 8.2(b)) and Parent.

           (b) By either of the Company or Parent:

               (i) if any Governmental Entity shall have enacted, promulgated, issued, entered, amended or enforced (A) a Law prohibiting the Offer or the Merger or making the Offer or the Merger illegal, or (B) an injunction, judgment, order, decree or ruling, or taken any other action, in each case, permanently enjoining, restraining, preventing or prohibiting the Offer or the Merger and such injunction, judgment, order, decree or ruling or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the issuance of such final, non-appealable injunction, judgment, order, decree or ruling was primarily due to the failure of such party to perform any of its obligations under this Agreement;

               (ii) if the Offer shall have expired pursuant to its terms (and not have been extended by Parent in accordance with Section 1.1 hereof) without any Public Shares being purchased therein, provided, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to perform any of is obligations under this Agreement resulted in the failure of Parent to purchase Public Shares in the Offer; or

               (iii) if no Public Shares shall have been purchased pursuant to the Offer on or before the Walk-Away Date; provided, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to any party whose failure to perform any of is obligations under this Agreement resulted in the failure of the Offer to be so consummated by the Walk-Away Date.

           (c) By the Company:

               (i) if Parent shall have failed to commence the Offer on or prior to the date provided therefor in Section 1.1; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is in material breach of this Agreement; or

               (ii) if (A) there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect or (B)(x) the representations and warranties of Parent or Merger Sub set forth in this Agreement that are qualified as to "materiality" or "Material Adverse Effect" shall not be true and correct, or the representations and warranties of Parent or Merger Sub set forth in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case, on and as of the Execution Date and on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), or (y) Parent or Merger Sub shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by them, which inaccuracy, breach or failure (in each case under clauses (x) and (y)) cannot be cured or has not been cured by the later of (I) the next scheduled expiration date of the Offer pursuant to Section 1.1 and (II) ten business days after Parent receives notice of such inaccuracy, breach or failure; provided, however, that the Company may only exercise this termination right prior to the Purchase Date.

           (d) By Parent:

               (i) if, due to a circumstance or occurrence that if occurring after the commencement of the Offer would make it impossible to satisfy one or more of the conditions set forth in Annex A hereto, Parent shall have failed to commence the Offer on or prior to the date provided therefor in Section 1.1; provided, that Parent may not terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent is in material breach of this Agreement;

               (ii) if the Board of Directors of the Company shall have withdrawn or modified, in a manner adverse to Parent, its approval or recommendation of any of the Transactions; provided, however, that Parent may only exercise this termination right prior to the Purchase Date; or

               (iii) if (A) there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect or (B)(x) the representations and warranties of the Company set forth in this Agreement that are qualified as to "materiality" or "Material Adverse Effect" shall not be true and correct, or the representations and warranties of the Company set forth in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case, on and as of the Execution Date and on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), or (y) the Company shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it, which inaccuracy, breach or failure (in each case under clauses (x) and (y)) cannot be cured or has not been cured by the later of (I) the next scheduled expiration date of the Offer pursuant to Section 1.1 and (II) ten business days after the Company receives notice of such inaccuracy, breach or failure; provided, however, that Parent may only exercise this termination right prior to the Purchase Date.

           7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 5.8, 7.2 and 7.3, Article VIII and the last sentence of Section 5.5, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent or the Company or their respective directors, officers and affiliates, except (i) as provided in Section
7.3 and (ii) nothing shall relieve any party from liability for fraud or any willful breach of this Agreement.

           7.3 Expenses. All fees and expenses incurred by the parties in connection with this Agreement and the Transactions shall be borne solely and entirely by the party that incurred such fees and expenses, irrespective of whether or not the Transactions are consummated.

                          ARTICLE VIII - MISCELLANEOUS

           8.1 No Survival of Representations and Warranties; etc. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement except to the extent actually set forth herein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.7 and 5.8 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections 5.8, 7.2 and 7.3 and this Article VIII shall survive termination indefinitely.

           8.2 Amendment or Supplement.

           (a) At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after approval of any of the transactions contemplated hereby by stockholders of the Company, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company shall include the Director Approval contemplated by Section 8.2(b)); provided, however, that following approval of the transactions contemplated hereby by stockholders of the Company there shall be no amendment or change to the provisions hereof which by Law would require stockholder approval without such approval.

           (b) Until the Effective Time, the approval by affirmative vote or written consent of a majority of the members of the Special Committee of the Board of Directors of the Company established May 27, 2003 then in office ("Director Approval") shall be required to authorize (i) any amendment or termination of this Agreement by the Company, (ii) any extension by the Company of time for performance of any obligation or action under this Agreement by Parent or (iii) any waiver, exercise or enforcement of any of the Company's rights under this Agreement.

           8.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable law, (a) waive any inaccuracies in the representations and warranties of any other party hereto,
(b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions; provided, however, in the case of the Company until the Effective Time, the Director Approval contemplated by Section 8.2(b) is obtained. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

           8.4 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

           8.5 Counterparts; Effectiveness. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.

           8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, together with Annex A hereto, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement, except for the provisions of Section 5.7, is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder.

           8.7 Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.

           (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

           (b) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern District of New York or in any New York State court located in the City of New York (each, an "Agreed Court") this being in addition to any other remedy to which they are entitled at law or in equity.

           (c) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Agreed Court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than an Agreed Court.

           (d) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

           8.8 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

                     If to Parent or Merger Sub, to:

                               Leucadia National Corporation
                               315 Park Avenue South
                               New York, New York 10010
                               Attention: President
                               Facsimile: (212) 598-3241

                     with a copy (which shall not constitute notice) to:

                               Weil, Gotshal & Manges LLP
                               767 Fifth Avenue
                               New York, New York 10153
                               Attention: Stephen E. Jacobs, Esq.
                               Facsimile: (212) 310-8007

                     If to the Company, to:

                               WilTel Communications Group, Inc.
                               One Technology Center
                               Tulsa, Oklahoma 74103
                               Attention: President
                               Facsimile: (918) 547-0448

                     with a copy (which shall not constitute notice) to:

                               Gibson, Dunn & Crutcher LLP
                               333 South Grand Avenue, 47th Floor
                               Los Angeles, California 90071
                               Attention: Andrew E. Bogen, Esq. and
                                          Jennifer Bellah-Maguire, Esq.
                               Facsimile: (213) 229-7520

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

           8.9 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

           8.10 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

           8.11 Definitions; Construction.

           (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

           "AFFILIATE" shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

           "BUSINESS DAY" shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

           "GAAP" shall mean generally accepted accounting principles in the United States.

           "GOVERNMENTAL ENTITY" shall mean any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

           "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

           "LAWS" shall mean all laws, statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Entities.

           "LIENS" shall mean all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests whatsoever.

           "PERSON" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Entity.

           "PURCHASE DATE" shall mean the first date on which Parent accepts for exchange Public Shares tendered and not withdrawn pursuant to the Offer.

           "SUBSIDIARY" when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party's consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more subsidiaries of such party or by such party and one or more subsidiaries of such party. For purposes of this Agreement, the Company shall not be considered a subsidiary of Parent.

           "TRANSACTIONS" refers collectively to this Agreement and the transactions contemplated hereby, including the Offer and the Merger.

           "WALK-AWAY DATE" shall mean January 15, 2004.

           (b) The following terms are defined on the page of this Agreement set forth after such term below:

Agreed Court...........................................36
Agreement...............................................2
Antitrust Laws.........................................26
Bankruptcy and Equity Exception........................17
Base Offer Consideration................................2
Certificate.............................................9
Certificate of Merger...................................7
Closing.................................................7
Closing Date............................................7
Code....................................................2
Company.................................................2
Company Charter Documents..............................16
Company Common Stock....................................2
Company Material Adverse Effect........................17
Company SEC Documents..................................19
Company Shareholders Meeting............................7
CSR.....................................................2
Director Approval......................................35
Dissenting Shares......................................12
Effective Time..........................................8
Engagement Letter......................................20
Exchange Act............................................2
Exchange Ratio..........................................2
Execution Date..........................................2
Fairness Opinion........................................5
FCC....................................................18
FCC Filings............................................18
Material Adverse Effect................................17
Merger..................................................2
Merger Consideration....................................8
Merger Sub..............................................2
Minimum Condition.......................................3
NRS.....................................................2
Offer...................................................2
Offer Consideration.....................................2
Offer Documents.........................................5
Parent..................................................2
Parent Common Stock.....................................2
Parent Material Adverse Effect.........................21
Parent SEC Documents...................................23
Proxy Statement.........................................7
Public Share............................................2
Registration Statement..................................4
Schedule 14D-9..........................................5
SEC.....................................................3
Securities Act..........................................4
Share...................................................2
Stockholders Agreement.................................18
Surviving Corporation...................................7

           As used in this Agreement, "INCLUDING" shall mean "including, without limitation."

           (c) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

                            [signature page follows]

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                         LEUCADIA NATIONAL CORPORATION

                                         By: /s/ Joseph S. Steinberg
                                             -----------------------------------
                                             Name: Joseph S. Steinberg
                                             Title: President

                                         WRANGLER ACQUISITION CORP.

                                         By: /s/ Laura Ulbrandt
                                             -----------------------------------
                                             Name: Laura E. Ulbrandt
                                             Title: Vice President

                                         WILTEL COMMUNICATIONS GROUP, INC.

                                         By: /s/ Jeff K. Storey
                                             -----------------------------------
                                             Name: Jeff K. Storey
                                             Title: President & CEO

                                                                         ANNEX A
                                                                         -------

                             Conditions to the Offer
                             -----------------------

           The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term "the Agreement" shall be deemed to refer to the attached Agreement.

           Notwithstanding any other provision of the Offer, Parent shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Parent's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered shares if (i) the Minimum Condition shall not have been satisfied at the expiration of the Offer,
(ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, (iii) FCC and applicable State regulatory approval of the change of control of the Company shall not have been obtained prior to the expiration of the Offer or such approval shall not be in full force and effect at the expiration of the Offer, (iv) the Registration Statement shall not have become effective under the Securities Act prior to the expiration of the Offer or shall be the subject of any stop order or proceedings seeking a stop order at the expiration of the Offer, (v) the shares of Parent Common Stock issuable in exchange for Shares in the Offer shall not have been approved (if such approval is necessary), prior to the expiration of the Offer, for listing on the New York Stock Exchange (subject to official notice of issuance), (vi) the Company shall not have received, prior to the expiration of the Offer, a written opinion of Weil, Gotshal & Manges LLP (or, if Weil, Gotshal & Manges LLP shall not have delivered such opinion, the Company shall not have received, prior to the expiration of the Offer, a written opinion of Gibson, Dunn & Crutcher LLP) to the effect that the Offer and the Merger should constitute a reorganization within the meaning of Section 368(a) of the Code (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate) or (vii) at any time on or after the date of the Agreement and prior to the expiration of the Offer, any of the following conditions shall exist:

           (a) there shall be any injunction, judgment, ruling, order or decree issued or entered by any Governmental Entity that (i) restrains, enjoins, prevents, prohibits or makes illegal the acceptance for payment, payment for or purchase of some or all of the Shares by Parent or the consummation of the Transactions, (ii) imposes material limitations on the ability of Parent or any of its affiliates effectively to exercise full rights of ownership of 100% of the Shares, including, without limitation, the right to vote the Shares purchased by them on all matters properly presented to the Company's stockholders on an equal basis with all other stockholders (including, without limitation, the adoption of the Agreement and approval of the Transactions),
(iii) restrains, enjoins, prevents, prohibits or makes illegal, or imposes material limitations on, Parent's or any of its affiliates' ownership or operation of all or any portion of the businesses and assets of the Company and its subsidiaries, or, as a result of the Transactions, of Parent and its subsidiaries, (iv) compels Parent or any of its affiliates to dispose of any Shares or, as a result of the Transactions, compels Parent or any of its affiliates to hold separate any portion of the businesses or assets of the Company and its subsidiaries, or of Parent and its subsidiaries, or (v) imposes damages on Parent, the Company or any of their respective affiliates as a result of the Transactions in amounts that are material with respect to the Transactions;

           (b) there shall be any Law enacted, issued, promulgated, amended or enforced by any Governmental Entity applicable to (i) Parent, the Company or any of their respective affiliates or (ii) the Transactions (other than the routine application of the waiting period provisions of the HSR Act) that results, or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

           (c) (i) there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect or (ii) (A) the representations and warranties of the Company set forth in the Agreement that are qualified as to "materiality" or "Material Adverse Effect" shall not be true and correct, or the representations and warranties of the Company set forth in the Agreement that are not so qualified shall not be true and correct in all material respects, in each case, at and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which are true and correct as of such date), or (B) the Company shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Agreement to be performed or complied with by it;

           (d) the Board of Directors of the Company shall have withdrawn or modified, in a manner adverse to Parent, its approval or recommendation of any of the Transactions;

           (e) there shall have occurred (1) any general suspension of trading in securities on the New York Stock Exchange, the American Stock Exchange or in the Nasdaq National Market System, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) any limitation or proposed limitation (whether or not mandatory) by any United States Governmental Entity that has a material adverse effect generally on the extension of credit by banks or other financial institutions, (4) the commencement of a war directly or indirectly involving the United States or (5) in the case of any of the situations in clauses (1) through (4) of this paragraph existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

           (f) the Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company.

           The foregoing conditions are for the sole benefit of Parent and may be asserted by Parent regardless of the circumstances giving rise to such conditions or may be waived by Parent, in whole or in part at any time and from time to time in the sole discretion of Parent (except for any condition which, pursuant to Section 1.1 of the Agreement, may only be waived with the Company's consent). The failure by Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the Offer.

           If the Offer is terminated, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.



                                      A-2